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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference to the registration statement on Form N-2, Amendment No. 3, filed under the Investment Company Act of 1940, as amended, (File No. 811-21048) ("Registration Statement") of our report dated May 23, 2002, relating to the financial statements of AIM Select Real Estate Income Fund, which appear in the Pre-Effective Amendment No. 2, dated May 24, 2002, (File Nos. 811-21048 and 333-84256) to the registration statement on Form N-2 of which the Prospectus and Statement of Additional Information are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP
Houston, Texas
May 29, 2002